SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Bulldog Investors General Partnership
Attn: Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
Phone: 914 747-5262
Fax: 914 747-2150

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Insured Municipal Income Fund. Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by
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the offsetting fee was paid previously. Identify the previous
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Bulldog Investors General Partnership,
Park 80 West - Plaza Two, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // info@bulldoginvestors.com

			July 1, 2009

Dear Fellow Shareholder of Insured Municipal Income Fund:

Since its launch in 1993 the Fund's common shares have almost always traded at a discount to their net asset value (NAV). We think it is only fair that shareholders have an opportunity to realize NAV. In addition, liquidity for preferred shareholders has dried up as a result of the failure of the weekly auctions.

To address these problems, one of our affiliates has submitted a proposal to be presented at the Fund's annual meeting recommending that the Board take action, subject to market conditions, to afford common and preferred shareholders an opportunity to realize the net asset value of their shares. The incumbent directors themselves unanimously support our proposal! Therefore, we think it is virtually certain to be approved.

The question for you is which slate of nominees will act in good faith to implement our proposal if it is approved. The incumbents say nothing at all about what they will actually do to afford shareholders NAV if our proposal passes. One can only guess what the incumbent directors mean when they say they are "committed to continuing [their] ongoing efforts to help the Fund's shareholders realize the intrinsic value of their shares, subject to market conditions and the best interests of the Fund and all of its shareholders." As far as we know, they have always opposed any measures to allow an exit at NAV.

Our nominees, on the other hand, are absolutely committed to deliver NAV to stockholders that desire liquidity subject only to market conditions. Essentially, they will advise the Fund's investment advisor to methodically and opportunistically raise enough cash (but without making any fire sales) to (1) redeem a sufficient number of the remaining ARP's and (2) conduct a significant self-tender offer for the common shares at or close to NAV.
If such a tender offer is oversubscribed, our directors will then consider additional measures, e.g., merging the Fund into an open-end fund.

We are committed to take these actions whether or not the current UBS investment management team is there - which is far from certain at this point. Reuters recently reported that half of UBS's municipal bond management team had resigned. According to UBS, it then "entered into discussions with the individuals, and they rescinded their resignations." One industry source quoted by FundFire suggested that the departures may have been driven by concern about UBS' "longer term stability . . . and commitment from senior management to make sure the business will continue to thrive."

That concern is understandable.  As you probably know, UBS has been under a
cloud of negative publicity for some time.   Last year, New York State
Attorney General Andrew Cuomo brought a multi-billion dollar civil lawsuit against UBS for pushing everyday investors into buying troubled auction-rate securities. Then, federal prosecutors charged UBS with perpetrating a massive
tax fraud scheme.   Hauled before a Senate panel, Mark Branson, chief financial officer of UBS's global wealth management unit, said: "Misconduct appears to have occurred [and] it is apparent now that our controls and supervision were inadequate." And, just a few weeks ago, Bloomberg reported that a top European regulator had said that UBS had not fulfilled its duty of due diligence by negligently investing its customer's money in Bernard Madoff's colossal Ponzi scheme.

In light of these circumstances, the UBS municipal bond portfolio team could again decide to leave at any time. With that possibility in mind, we have already had discussions with several other highly qualified municipal bonds management firms. They have assured us that they would be able to quickly step in and provide a seamless transition if the UBS team leaves or the investment advisory agreement with UBS is terminated. The bottom line is that our nominees are prepared for any contingency. No matter what happens at UBS, our nominees are committed to oversee an orderly disposition of a sizeable portion of the Fund's portfolio as a prelude to a self-tender offer at or close to NAV.

On the other hand, the incumbent board has strong ties to UBS. In 2008 the six incumbent directors made an average of $220,000 each from serving on the boards of funds managed by UBS. Since any plan to deliver NAV to shareholders will likely result in lower fees for UBS, how likely will the incumbent directors be to bite the hand that feeds them? Moreover, not one director has invested even a penny of his own money in the Fund. That means none of them has ever been personally affected no matter how big the Fund's discount was or how long it persisted. The board's loyalty to UBS combined with a lack of any personal economic interest in the Fund has led to a classic conflict of interest. That is why, even though they claim to "support" our proposal to afford stockholders an opportunity to realize NAV, we question their sincerity.

We and our affiliates, on the other hand, own about $25 million worth of the Fund's common stock. Therefore, our interest in implementing a plan to address the persistent discount - without a fire sale -- is completely aligned with yours. Unlike the incumbent directors who say they "support" our proposal but are unwilling to make a commitment to implement it, we pledge that if our nominees are elected and our proposal to afford shareholders NAV passes, they will immediately take action to achieve that objective.

Please vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.

							Very truly yours,


			    	  			Phillip Goldstein
			                       		Principal


PROXY STATEMENT OF BULLDOG INVESTORS GENERAL PARTNERSHIP IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF INSURED MUNICIPAL INCOME FUND INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS

Bulldog Investors General Partnership ("BIGP") is sending this proxy statement and the enclosed GREEN proxy card to stockholders of Insured Municipal Income Fund Inc. (the "Fund") of record as of May 15, 2009. We are soliciting a proxy to vote your shares at the Annual Meeting of Shareholders(the "Meeting") which is scheduled for August 12, 2009. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of Directors. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about July 1, 2009.

INTRODUCTION

The Fund has announced that five matters will be voted upon at the Meeting:
(1 and 2) the election of six directors, (3) a proposal to approve a new investment advisory and administration agreement between the Fund and UBS Global Asset Management (Americas) Inc. ("UBS"); (4) a proposal to change an investment policy; (5) a shareholder proposal requesting that the board take action, subject to market conditions, to afford common and preferred shareholders an opportunity to realize the net asset value of their shares; and (6) a shareholder proposal that the investment advisory agreement between the Fund and UBS be terminated. We are soliciting a proxy to vote your shares (1) FOR the election of the six nominees named below as directors, (2) AGAINST proposal 3, and (3) FOR proposals 4, 5 and 6.

REASONS FOR THE SOLICITATION

The Fund's common shares have long traded at a discount to net asset value. In addition, shareholders of the Fund's auction preferred shares ("APS") are suffering from illiquidity as a result of the breakdown of the auction mechanism. We believe both classes of shareholders deserve an opportunity to realize the full value of their investment. Consequently, we are seeking to elect directors that will take action, subject to market conditions, to afford common and preferred shareholders an opportunity to realize the intrinsic value of their shares.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us and, unless you direct otherwise, your shares will be voted FOR the election of the nominees named below, AGAINST proposal 3, and FOR proposals 4, 5 and 6. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.

VOTING REQUIREMENTS

A quorum is a majority of the total shares outstanding. In addition, for the election of the two directors to be elected solely by the Fund's APS, a quorum is a majority of the APS outstanding. A plurality of the votes cast is sufficient to elect a director. The common and APS shareholders voting together will elect four directors and the APS shareholders voting separately will elect two directors. Approval of proposals 3, 4, and 6 require the affirmative vote of shareholders owning the lesser of
(a) 67 percent or more of the shares present at the Meeting, or
(b) more than 50 percent of the Fund's outstanding shares. Approval of proposal 5 requires the affirmative vote of a majority of the votes cast by all shareholders represented at the Meeting. An abstention or a broker non-vote will have the same effect as a vote against proposals 3, 4 and 6 and will be ignored in determining the votes cast for or against proposal 5. Since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES

You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or
(iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself revoke a proxy. There is no limit on the number of times you may revoke your proxy before it is exercised. Only your latest dated proxy will be counted.

PROPOSALS 1 and 2: ELECTION OF DIRECTORS

At the Meeting, our affiliate intends to nominate the six persons named below for election as Directors. Each nominee has consented to being named in this proxy statement and to serve as a Director if elected. Messrs. Goodstein and Samuels are the nominees for the seats to be elected solely by shareholders of the APS, which is Proposal 1. Proposal 2 is the election of directors to fill the four remaining seats. There are no arrangements or understandings between BIGP or any affiliate of BIGP and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Fund. Please refer to the Fund's proxy soliciting material for additional information concerning the election of Directors.

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Suite 750,
Saddle Brook, NJ 07663 - Since 1992, Mr. Goldstein has been an investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds. He has been a director of the following closed-end funds: Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Gerald Hellerman (born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496 -
Mr. Hellerman is a director of MVC Acquisition Corp., a blank check company and is a director and Chairman of the Audit Committee of MVC Capital, Inc., a closed-end business development company. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm's inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for the Mexico Equity and Income Fund, Inc., and is a manager and Chairman of the Audit, committee of the Old Mutual Absolute Return and Emerging Managers fund complex which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc., an air transport company, until June 2008.

Rajeev Das (born 1968); Park 80 West, Plaza Two, Suite 750,
Saddle Brook, NJ 07663 -- Managing Member of the general partner of Opportunity Income Plus L.P., an investment partnership in the Bulldog Investors group of investment funds; Director of Mexico Equity and Income Fund, Inc. since 2001. From September 2005 to March 2006, he served as director of Brantley Capital Corporation.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750,
Saddle Brook, NJ 07663 - Mr. Dakos is a self-employed investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation intermittently since 2005 and currently.

Glenn Goodstein (born 1963); 2308 Camino Robledo, Carlsbad, CA 92009 -
Mr. Goodstein is a registered investment advisor and managing member of the general partner of Mercury Partners LP, an investment partnership. He has been a director of Mexico Equity and Income Fund since 2001.

Steve Samuels (born 1956); Park 80 West, Plaza Two, Suite 750,
Saddle Brook, NJ 07663 -- Mr. Samuels is a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds.

None of our nominees is an interested person of the Fund nor does any nominee personally own any shares of the Fund except that (1) Mr. Goldstein and his wife beneficially own 51,370 common shares and (2) Mr. Das and his wife beneficially own 1,200 shares. Clients of Mr. Goodstein own 7,611 common shares. Each nominee other than Mr. Hellerman is a principal of one or more of the entities that are general partners of BIGP. The nominees collectively beneficially own approximately two million common shares of the Fund, all of which were purchased since July 2007.

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees except that only those proxies given by shareholders of the APS will be voted for Messrs. Goodstein and Samuels.

PROPOSAL 3: A PROPOSAL TO APPROVE A NEW INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT BETWEEN THE FUND AND UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

We believe the Fund should dissociate itself from any affiliate of UBS, which has been the subject of much negative publicity. In the event our nominees are elected, they intend to promptly replace UBS with an investment manager that is well qualified to manage the Fund's portfolio. Therefore, unless instructions to the contrary are given, your proxy will be voted against of this proposal.


PROPOSAL 4: A PROPOSAL TO CHANGE AN INVESTMENT POLICY TO RELAX THE DEFINITION OF "INSURED MUNICIPAL OBLIGATIONS" (DUE TO THE RECENT DOWNGRADES OF BOND INSURERS)

Unless instructions to the contrary are given, your proxy will be voted FOR this proposal.

PROPOSAL 5: THE BOARD IS REQUESTED TO TAKE ACTION, SUBJECT TO MARKET CONDITIONS, TO AFFORD COMMON AND PREFERRED SHAREHOLDERS AN OPPORTUNITY TO REALIZE THE NET ASSET VALUE OF THEIR SHARES.

The Fund's common shares have long traded at a sizeable discount to net asset value. In addition, shareholders of the Fund's APS are suffering from illiquidity as a result of the breakdown of the auction mechanism. This proposal, if adopted, is not binding on the board.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 6: THE INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND UBS GLOBAL ASSET MANAGEMENT SHALL BE TERMINATED.

We believe the Fund should dissociate itself from any affiliate of UBS, which has been the subject of much negative publicity. In the event this proposal is approved and our nominees are elected, they intend to promptly replace UBS with an investment manager that is well qualified to manage the Fund's portfolio.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet.
Our proxy materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/. Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common and preferred shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses as well as last year's expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $100,000.

PARTICIPANTS

BIGP is the soliciting stockholder and owns 100 common shares. In addition, affiliates of BIGP beneficially own 1,984,634 common shares.
Phillip Goldstein beneficially owns jointly with his wife 51,370 common shares and Rajeev Das beneficially owns 1,200 common shares. Clients of Glenn Goodstein beneficially own 7,611 common shares. Each of Messrs. Goldstein and Das, Dakos and Samuels is a principal of one or more funds in the Bulldog Investors group of funds, some of which are partners in BIGP. The address of each of the aforementioned persons and entities is Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663. Other clients advised by Messrs. Goldstein and Dakos own a total of 57,158 common shares. All of the shares owned by the aforementioned persons and entities were acquired since
July 26, 2007.

The SEC defines a "participant" to include each person and entity named in this section and each fund in the Bulldog Investors group of private investment funds. However, only BIGP and Messrs. Goldstein and Dakos are actively engaged in this solicitation. The SEC's unorthodox definition of a "participant" may be misleading because it suggests that a person, e.g., a nominee has a greater role in the solicitation than may be the case. Nevertheless, using the SEC's definition of "participant," no participant or associate of any participant in this solicitation is or has been a party to any contract, arrangements or understanding with any person with respect to any securities of the Fund or has any arrangement or understanding with any person with respect to future employment by the Fund or any of its affiliates or to any future transactions to which the Fund or any of its affiliates will or may be a party.

LITIGATION

On January 31, 2007, the Enforcement Section of the Securities Division of the Massachusetts Secretary of State (the "Secretary") filed a complaint with the Acting Director of the Securities Division against Opportunity Partners L.P., Messrs. Goldstein, Dakos and Das and Samuels and certain related parties (the "Bulldog Parties") alleging that they violated Massachusetts law by making information about certain unregistered securities available on the Bulldog Investors website and by providing information about such investments to an individual who requested it without first determining that the individual was eligible to invest in such securities. The Enforcement Section sought a cease and desist order, an administrative fine, and other relief. On October 17, 2007, the Acting Director issued a cease and desist order and imposed a fine of $25,000 on the Bulldog Parties. On November 15, 2007, the Bulldog Parties appealed the Secretary's ruling to the Massachusetts Superior Court which upheld the Secretary's order in an order and opinion dated February 12, 2009.
On February 25, 2009, the Bulldog Parties filed a further appeal with the Appellate Court of Massachusetts. That appeal may be consolidated with any appeal of a lawsuit filed on March 23, 2007 by the Bulldog Parties in Massachusetts Superior Court to enjoin the Secretary's enforcement action. A trial in the latter case is scheduled for July 31, 2009.

July 1, 2009








PROXY CARD

This proxy is solicited in opposition to the Board of Directors of Insured Municipal Income Fund Inc. (the "Fund") by Bulldog Investors General Partnership ("BIGP") for the Fund's 2009 Annual Meeting of Shareholders (the "Meeting"). The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1 and 2. ELECTION OF SIX DIRECTORS (NOTE: ONLY PREFERRED SHAREHOLDERS MAY VOTE OR WITHHOLD AUTHORITY FOR MR. GOODSTEIN OR MR. SAMUELS)

[  ] FOR ANDREW DAKOS 			[  ] WITHHOLD AUTHORITY

[  ] FOR PHILLIP GOLDSTEIN 			[  ] WITHHOLD AUTHORITY

[  ] FOR GERALD HELLERMAN 			[  ] WITHHOLD AUTHORITY

[  ] FOR RAJEEV DAS 				[  ] WITHHOLD AUTHORITY

[  ] FOR GLENN GOODSTEIN (Preferred Only) 	[  ] WITHHOLD AUTHORITY

[  ] FOR STEVE SAMUELS (Preferred Only)		[  ] WITHHOLD AUTHORITY

3. TO APPROVE A NEW INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT BETWEEN THE FUND AND UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

4. TO APPROVE A CHANGE TO THE FUND'S INVESTMENT POLICY

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

5. TO REQUEST THE BOARD TO TAKE ACTION, SUBJECT TO MARKET CONDITIONS, TO AFFORD COMMON AND PREFERRED SHAREHOLDERS AN OPPORTUNITY TO REALIZE THE NET ASSET VALUE OF THEIR SHARES.

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

6. TO TERMINATE THE INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND UBS GLOBAL ASSET MANAGEMENT.

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]
Please sign and date below.  Your shares will be voted as directed.
If no direction is made, this proxy will be voted FOR the election of the nominees named above, AGAINST Proposal 3 and FOR Proposals 4, 5 and 6.
The undersigned hereby acknowledges receipt of the proxy statement dated
July 1, 2009 of BIGP and revokes any proxy previously executed.




Signature(s)___________________________________  	Dated: _______________